Exhibit 10.2

AMENDMENT TO
OFFER LETTER

AMENDMENT TO OFFER LETTER dated May 19, 2021, effective as of July 25, 2025 (the “Effective Date”) by and between Bit Digital, Inc., a Cayman Islands exempted company, with its principal business at 31 Hudson Yards, New York, New York 10001 (the “Company”) and Justin Zhu, with an address at [***] (the “Executive”).

W I T N E S S E T H :

WHEREAS, the Company intends to effect an initial public offering (“IPO”) of its subsidiary WhiteFiber Inc’s ordinary shares;

WHEREAS, the Executive will have additional responsibilities for the Company; and

WHEREAS, the Company desires to acknowledge the Executive’s increased role and to compensate him accordingly.

NOW, THEREFORE, in consideration of the mutual premises and covenants and agreements contained herein and for other good and valuable consideration by each of the parties, the parties hereby agree as follows:

1.

Section 1 is restated in its entirety to read as follows:

Upon the Effective Date your position will be Senior Vice President of Finance and Chief Accounting Officer and will serve as Principal Financial Officer solely for purposes of Sarbanes-Oxley Compliance of the Company. In your capacity in these positions, you will perform duties and responsibilities for the Company and its affiliates that are reasonable and consistent with such positions, as may be assigned to you from time to time. You will report directly to Eric Huang, Chief Financial Officer, and Sam Tabar, Chief Executive Officer, or such other employee as may be designated by the Company and you shall assume and discharge such duties for the Company and its affiliates as directed.

During your employment, you will devote your full-time attention to your duties and responsibilities and you will perform them in accordance with the Company’s standards of conduct, and be bound by the operating policies, procedures and practices of the Company, as applicable.

2.	The first sentence of Section 3 Base Salary is hereby amended to read as follows:

“In consideration of your services your annualized salary will be increased from your current salary to $300,000 payable in accordance with the standard payroll practices of the Company and subject to all withholding and deductions as required by law.”

3.	Equity Award. Executive is hereby awarded restricted share units (“RSUs”) which are equal to One Hundred Fifty Thousand ($150,000) Dollars, based upon the Closing share price of the Company’s Ordinary Shares on the first trading day before the Effective Date. The RSUs shall be immediately vested and issued under the Company’s 2025 Omnibus Equity Incentive Plan and set forth in the Company’s standard RSU award agreement. Executive shall be eligible for additional equity Award annually, in the discretion of the Board, based on such targets and performance criteria as shall be established by the Board in its discretion after consultation with Executive.

4.	Indemnification; D&O Coverage. The Company and Executive shall enter into and execute the Indemnification Agreement set forth in Exhibit A hereto. The Company shall maintain a directors’ and officers’ liability insurance policy covering Executive in an amount and on terms and conditions (including without limitation, with respect to scope, exclusions, sub-amounts and deductibles) reasonably acceptable to Executive. The Company shall further secure its obligations under the Indemnification Agreement through such means as the Executive reasonably requires, and in such sums as Indemnitee shall reasonably require, including without limitation through an irrevocable bank line of credit, letter(s) of credit, surety bond, funded trust or other collateral or retainer to counsel of Executive’s choosing. The Company shall bear all costs incurred by the Company and Executive in connection with establishing any such arrangements. Any such security, once provided, may not be revoked or released without the prior written consent of Executive. The Company shall provide such security within sixty (60) days after a request for such security is made by Executive.

Except as set forth herein, the Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the 25th day of July 2025.

“EXECUTIVE”	BIT DIGITAL, INC.

/s/ Justin Zhu	By:	/s/ Sam Tabar
Justin Zhu		Name: Sam Tabar
Title: Chief Executive Officer

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